Exhibit 99.1

Jastrem Retires From Post as GES President

Dykstra to Lead GES While Search is Conducted

PHOENIX--(BUSINESS WIRE)--March 22, 2010--Viad Corp (NYSE:VVI) announced today that John Jastrem, president of its GES business unit, has decided to retire and is leaving the company. Paul Dykstra, chairman, president and chief executive officer of Viad will assume the role while a replacement search is conducted. Dykstra served as president and chief executive officer of GES from 2000 to 2006 before being named president and chief executive officer of parent company, Viad in 2006. Jastrem will be available to the company on a consulting basis to ensure a smooth leadership transition.

“I would like to thank John for his years of service at Viad, first in leading a turnaround at Exhibitgroup/Giltspur and more recently in consolidating and rebranding GES and Exhibitgroup/Giltspur,” stated Dykstra. “We thank him for his leadership in this role and wish him all the best.”

“It has been a great experience for me to lead the team in revitalizing the Exhibitgroup/Giltspur organization by instilling a client-centric and winning culture,” stated Jastrem. “I want to thank all of the employees across Viad who have worked so tirelessly over the past several months to create the combined GES organization and I wish them great success.”

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

About GES

Las Vegas-based Global Experience Specialists, Inc. (GES), a Viad Corp (NYSE:VVI) company, is a leading provider of exhibition, event and retail marketing services. Given its recent consolidation with Exhibitgroup/Giltspur and Becker Group, GES provides an even wider range of services, including turn-key official show services, cutting-edge creative and design, marketing and measurement services – all with an unrivaled global reach. GES partners with leading shows and brands, including the International CES, Spring Fair Birmingham, International Woodworking Fair, CONEXPO-CON/AGG and IFPE, Bell Helicopter, Genzyme, L’Oreal, Warner Bros., and Simon Property Group. For more information, visit www.ges.com

CONTACT:
Viad Corp
Carrie Long
Investor Relations
602-207-2681
clong@viad.com